Exhibit 99.1

ZOLL Medical Corporation Announces First Quarter Results

Record First Quarter Revenue and Net Income

CHELMSFORD, Mass.--(BUSINESS WIRE)--January 19, 2012--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that revenues for the first quarter of fiscal 2012 increased 18% to $133.7 million, compared to revenues in the first quarter of last year of $113.2 million. Net income increased 70% to $6.6 million for the quarter, compared to $3.9 million in the prior year. Diluted earnings per share grew 61% to $0.29, compared to $0.18 in the prior year. Backlog at the end of the first quarter was approximately $24 million, as compared to $30 million at the end of Q4 2011 and $13 million at the end of Q1 2011.

First quarter sales to the North American market (excluding LifeVest®) were $68.3 million, an increase of 18% compared to $58.0 million for the prior-year period. Sales to the North American hospital market increased 12%. These hospital results included U.S. Military/Big Government sales of $3.7 million in the first quarter of fiscal 2012, compared to $8.6 million for the same period in the prior year. Excluding this military business, core North American hospital sales increased 38% to $30.5 million, compared to $22.1 million in the prior year. Sales to the North American pre-hospital market (excluding LifeVest) increased 25% to $34.1 million, compared to $27.4 million last year. International revenues (excluding LifeVest) increased by 1% to $33.2 million, compared to $32.8 million in the same period in the prior year. LifeVest revenues increased 45% to $32.3 million.

From a product perspective, total Temperature Management sales increased 28% to $7.5 million, compared to $5.9 million in the same period last year. Total AutoPulse® sales decreased 17% to $4.0 million, compared to $4.8 million in the first quarter of last year.

Gross margin for the first quarter was 59%, compared to 54% in the first quarter of fiscal 2011. The increase primarily reflected an improvement in product mix, lower factory costs, and improved North American capital equipment related pricing.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “We were extremely pleased with our performance in Q1. The continuing momentum in the core business combined with growth we have been experiencing in the LifeVest and Temperature Management businesses were key drivers to our top-line success. In the North American hospital market, we believe we are benefitting from market share gains as well as pent up demand. Shipment growth exceeded order growth as we relieved some backlog, as expected, but we were excited to see core hospital orders grow approximately 20%. We were also pleased to see another positive quarter in North American EMS, which has recently shown signs of improvement. Our core international business experienced a softer quarter after performing very well the past few quarters.”

Mr. Packer added, “LifeVest had another good quarter both in the North American market and internationally, particularly given the significant distraction associated with the CMS policy coverage review. We were pleased with CMS’s reaffirmation of the existing Local Coverage Determination, and we are happy that we will now have the LifeVest team focused on the growth of the business. We believe we will benefit significantly from the strong clinical and professional society support mobilized during the past few months, particularly as we move through the back half of 2012 and beyond. A real bright spot worth noting is that we now have more than 6,000 patients wearing the LifeVest at any given time.”

Mr. Packer noted, “Our biggest source of disappointment coming out of Q1 relates to our AutoPulse performance. Although we successfully completed the CIRC trial in 2011 and preliminary results were presented at AHA in November, we are still six to eight months away from a manuscript publication. We are refocusing sales attention on this important product but it will likely take a few more months for our business to reflect the positive trial results. Clearly, we have more work to do to exploit this significant opportunity.”

Mr. Packer concluded, “We are pleased to see the further improvement in both our gross and operating margins. We achieved 8% operating margins in the first quarter which is evidence of the leverage we are building. Overall, Q1’s performance was very solid, and this was a great start for what we believe will be another record year at ZOLL.”

ZOLL will host a conference call on Thursday, January 19, 2012 at 5:00 p.m. EST to discuss its first quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company in 2007, 2008, and 2009, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, the Company’s belief regarding growth opportunities and future financial performance, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on November 23, 2011 and updated in the Company’s subsequent SEC filings. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2012 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	January 1, 2012	October 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$74,185	$74,161
Short-term investments	3,743	1,318
Accounts receivable, net	101,487	118,691
Inventory	56,674	51,938
Prepaid expenses and other current assets	26,666	25,971
Total current assets	262,755	272,079
Property and equipment, net	93,279	81,382
Other assets, net	120,371	121,022
	$476,405	$474,483
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$21,895	$24,153
Accrued expenses and other liabilities	84,591	88,221
Total liabilities	106,486	112,374
Total stockholders’ equity	369,919	362,109
	$476,405	$474,483

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended
	January 1, 2012	January 2, 2011
Net sales	$133,748	$113,162
Cost of goods sold	55,283	51,812
Gross profit	78,465	61,350
Expenses:
Selling and marketing	42,472	34,782
General and administrative	14,428	10,372
Research and development	10,963	10,838
Total expenses	67,863	55,992
Income from operations	10,602	5,358
Other income	113	264
Income before taxes	10,715	5,622
Tax expense	4,088	1,719
Net income	$6,627	$3,903
Earnings per share:
Basic	$0.30	$0.18
Diluted	$0.29	$0.18
Weighted average common shares:
Basic	22,071	21,585
Diluted	22,728	22,180

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer